Exhibit 2.1

STOCK PURCHASE AGREEMENT
BY AND AMONG
QUINSTREET, INC.,
CAR INSURANCE.COM, INC.,
CAR INSURANCE AGENCY. INC.,
CAR INSURANCE HOLDINGS, INC. AND
CARINSURANCE.COM. INC.
AND
THE STOCKHOLDERS NAMED HEREIN
NOVEMBER 5, 2010

Schedules

Section 3.2(a)	Directors and Officers
Section 3.2(c)	Ownership of Shares
Section 3.2(h)	Target Entities’ Interests in Target
Section 3.2(j)	Absence of Certain Events
Section 3.2(k)	Undisclosed Liabilities
Section 3.2(l)(ii)	Legal Compliance; Permits
Section 3.2(m)(vi)	Tax Matters
3.2(m)(xiv)	Tax Matters
Section 3.2(n)	Real Property
Section 3.2(o)(ii)	Intellectual Property
Section 3.2(o)(iii)	Intellectual Property
Section 3.2(o)(iv)	Intellectual Property
Section 3.2(o)(xi)	Intellectual Property
Section 3.2(o)(xx)	Intellectual Property
Section 3.2(p)	Tangible Assets
Section 3.2(q)	Material Contracts
Section 3.2(r)	Notes and accounts receivable
Section 3.2(s)	Insurance
Section 3.2(t)	Litigation
Section 3.2(u)(ii)(B)	Personnel policies
Section 3.2(u)(iii)	Employees
Section 3.2(u)(iv)	Contractors
Section 3.2(v)	Employee Benefits
Section 3.2(w)	Indebtedness; Guarantees
Section 3.2(z)(i)	Carriers; Customers
Section 3.2(z)(ii)	Publishers
Section 3.2(ee)	Accuracy of Data
Section 3.2(ff)	Commissions
Section 3.2(gg)	Bank and Credit Card Accounts
Section 3.2(hh)	Yellow Pages
Schedule 7.2	Specific Indemnities
Schedule 9.8	Contact Information
Exhibits

A	Financial Statements
B	Form of General Release and Assignment
C	Form of Spousal Consent
D	Form of Consulting Agreement
E	Form of Legal Opinion

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is entered into as of November 5, 2010, by and among QuinStreet, Inc., a Delaware corporation (“Buyer”), Car Insurance.com, Inc., a Florida corporation (“Target”), Car Insurance Agency, Inc., a Florida corporation, Car Insurance Holdings, Inc., a Florida corporation, and CarInsurance.com, Inc., an Oklahoma corporation (collectively with Target, the “Target Entities”) and each stockholder of the Target Entities listed on the signature page hereto (each a “Seller” and collectively, “Sellers”).
     A. Sellers, in the aggregate, own all of the issued and outstanding Shares of the Target Entities.
     B. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the outstanding Shares in consideration of the payment of cash, all upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
Definitions
     1.1. Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
          (a) “Advertising Agreement” means contracts and insertion orders (whether written or oral) between the Target Entities and any Person pursuant to which any of the Target Entities purchases the right to place advertising on such Person’s websites or network of websites or in print, including any pay per click account agreements or subscription agreements.
          (b) “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control, with such specified Person.
          (c) “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of Law.
          (d) “Applicable Election Date” has the meaning set forth in Section 3.2(m)(xiii).
          (e) “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

          (f) “Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in San Francisco, California are authorized or obligated by Law or executive order to close.
          (g) “Buyer” has the meaning set forth in the preface above.
          (h) “Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a) below.
          (i) “Buyer Indemnifying Parties” has the meaning set forth in Section 7.3(a) below.
          (j) “Capital Interests” means any and all stockholder interests, economic interests, equity interests and all other capital interests in the Target Entities (or any of such entities individually), whether represented by any class of Shares, analogous form of ownership interest or otherwise.
          (k) “Carrier” means a Person (other than the Target Entities) who is a party to any Carrier Agreement.
          (l) “Carrier Agreement” means any contract (written or oral) between any of the Target Entities and an insurance carrier or a managed agency relating to the Target Entities operating as an agent for such insurance carrier or managed agency.
          (m) “Carrier Contingency Measurement Period” means, with respect to a particular Carrier, the period during which a potential contingency payment is measured pursuant to the applicable Carrier Agreement.
          (n) “Carrier Contingency Payment” means any payment made by a Carrier to any of the Target Entities in the event that any of the Target Entities achieves certain thresholds in the sale and brokering of insurance policies for such Carrier under the applicable Carrier Agreement.
          (o) “Carrier Contingency Portion” means the amount of a Carrier Contingency Payment multiplied by a fraction, the numerator of which is the number of days of the Carrier Contingency Measurement Period during which the Sellers owned an applicable Target Entity and the denominator of which is the total number of days of the Carrier Contingency Measurement Period.
          (p) “Closing” has the meaning set forth in Section 2.3 below.
          (q) “Closing Date” has the meaning set forth in Section 2.3 below.
          (r) “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state Law.
          (s) “Code” means the Internal Revenue Code of 1986, as amended.

          (t) “Commissions” means all commissions and fees relating to the selling and brokering of insurance policies through any of the Target Entities or any of their respective Affiliates pursuant to a Carrier Agreement, including any renewal commissions.
          (u) “Confidential Information” means, at a particular time, any information concerning the businesses and/or affairs of the Target Entities that is not already generally available to the public.
          (v) “Customer” means a Person (other than the Target Entities) who is a party to any Customer Agreement.
          (w) “Customer Agreement” means any contract or license (written or oral) between a Person and any of the Target Entities pursuant to which such Person purchases leads, clicks, quotes, website traffic, data services, subscription services or other products or services from any of the Target Entities.
          (x) “Damages” means all claims, demands, injunctions, judgments, orders, decrees, rulings, damages (including incidental, consequential and punitive damages), deficiencies, diminutions of value, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and attorneys’ fees and expenses.
          (y) “Data Laws” has the meaning set forth in Section 3.2(aa)(i) below.
          (z) “DG Liability Amount” means $1,200,002.00.
          (aa) “Direct General” means Direct General Insurance Agency, Inc., a Tennessee corporation.
          (bb) “Direct General Documents” means, collectively, the promissory note, the security agreement and section 2 of the option termination agreement, entered into between Direct General and Target, as of April 27, 2010.
          (cc) “Disclosure Schedule” has the meaning set forth in Section 3.2 below.
          (dd) “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.
          (ee) “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).
          (ff) “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).
          (gg) “Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all Laws and other provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.
          (hh) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          (ii) “Fiduciary” has the meaning set forth in ERISA Section 3(21).
          (jj) “Financial Statements” has the meaning set forth in Section 3.2(i) below.
          (kk) “Foreign Partnership Agreement” means any contract or license (written or oral) between any of the Target Entities and any Person whose business operations are based outside of the United States of America.
          (ll) “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
          (mm) “Governmental Authority” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body (or any department or subdivision thereof).
          (nn) “Indebtedness” means at a particular time, without duplication: (i) all Liabilities for borrowed money of the Target Entities; (ii) all Liabilities evidenced by bonds, debentures, notes or similar instruments; (iii) all Liabilities in respect of mandatorily redeemable or purchasable Capital Interests or securities convertible into or exchangeable for Capital Interests; (iv) all Liabilities for the deferred purchase price of property (other than accounts payable incurred in the Ordinary Course of Business); (v) all Liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property or a combination thereof, which Liabilities are required to be classified and accounted for under GAAP as capital leases; (vi) all Liabilities for the reimbursement of any obligor or any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii), (iii), (iv), or (v); (vii) all payments required to obtain third party consents and expenses incurred by the Target Entities in connection with the transactions contemplated by this Agreement or the other Transaction Documents; (viii) all employee payments, sale bonuses, stay bonuses, severance payments and change of control payments payable by the Target Entities; and (ix) all accrued Tax Liabilities, current or deferred.
          (oo) “Indemnifying Parties” has the meaning set forth in Section 7.4(a) below.
          (pp) “Indemnified Parties” has the meaning set forth in Section 7.4(a) below.

          (qq) “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) works of authorship including computer programs and software, Source Code and executable code (whether embodied in software, firmware or otherwise), documentation, designs, files, records, data and mask works, including all applications therefor and registrations and extensions and renewals thereof; (ii) copyrights, copyright applications and copyright registrations including all extensions and renewals thereof; (iii) moral rights and publicity rights; (iv) inventions (whether or not patentable and whether or not reduced to practice), improvements and technology; (v) patent applications and patents, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (vi) logos, trademarks, trade names and service marks and all applications therefor and registrations and renewals thereof; (vii) registered designs and applications therefor; (viii) internet domain names, web addresses and sites and all content thereon, (ix) all rights in telephone numbers; (x) proprietary and confidential information and trade secrets (including know how, ideas, research and development, formulas, compositions, drawings, designs, specifications, invention disclosures and business and marketing plans); (xi) databases, data compilations, collections and technical data and related documentation; (xii) tools, methods and processes; (xiii) all advertising and promotional materials; (xiv) all other proprietary rights; and (xv) any and all instantiations of the foregoing in any form and embodied in any media.
          (rr) “Intellectual Property Rights” means all common law, civil law and statutory rights anywhere in the world associated with: (i) Intellectual Property; (ii) the protection of trade and industrial secrets and confidential information; (iii) other proprietary rights relating to Intellectual Property; and (iv) all rights analogous to those set forth herein.
          (ss) “IRS” means the Internal Revenue Service.
          (tt) “Knowledge” means any fact, matter or circumstance of which any individual and, in the context of an entity, any director, manager, officer or key employee of such entity or other employee with responsibility for the applicable subject matter, had actual knowledge or could reasonably be expected to have knowledge, in each case, after due inquiry and investigation.
          (uu) “Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, rule, standard, requirement, administrative ruling, judgment, order, injunction, decree, ordinance, principle of common law, legal doctrine, code, regulation, statute, plan, treaty or process, including, without limitation, the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq., and those laws relating to the use of consumer credit and other data in connection with acting as an insurance agency (including but not limited to the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act), of any Governmental Authority or administered or enforced by or on behalf of, any Governmental Authority.
          (vv) “Lease Consents” means the landlord consents required in connection with the consummation of the transaction contemplated hereby.

          (ww) “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Target Entities.
          (xx) “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Target Entities hold any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Target Entities thereunder.
          (yy) “Liability” means any and all debts, liabilities and obligations of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes and Unearned Commissions.
          (zz) “Lien” means any mortgage, pledge, hypothecation, encumbrance, community property interest, right of others, deed of trust, lien or other security interest, charge, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, right of way, encroachment, burden, title defect, title retention agreement, conditional sale agreement, any purchase option, voting trust agreement, ownership interest, economic interest or other interest, right of first refusal, call or similar right of a third party, or any other restriction or covenant with respect to such securities of any nature whatsoever, other than (i) restrictions on the offer and sale of securities under federal and state securities laws and (ii) liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
          (aaa) “Material Adverse Effect” or “Material Adverse Change” means any effect or change that could, individually or in the aggregate, be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations or business prospects of the Target Entities or to the ability of Sellers to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the Closing Date), including any adverse change, event, development or effect arising from or relating to (i) changes in GAAP, (ii) changes in Laws, and (iii) the taking of any action contemplated by this Agreement or any other Transaction Document.
          (bbb) “Material Contracts” has the meaning set forth in Section 3.2(q) below.
          (ccc) “Most Recent Balance Sheet” has the meaning set forth in Section 3.2(i) below.
          (ddd) “Most Recent Fiscal Month End” has the meaning set forth in Section 3.2(i) below.
          (eee) “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).
          (fff) “Objection Notice” has the meaning set forth in Section 7.4(a)(i) below.

          (ggg) “Open Source Materials” has the meaning set forth in Section 3.2(o)(ii)(H) below.
          (hhh) “Organizational Documents” means, with respect to a particular entity, the bylaws, certificate of formation, certificate of incorporation, limited liability company agreement, limited partnership agreement, partnership agreement, or any other similar organizational documents of such entity.
          (iii) “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
          (jjj) “Payment Agent” shall have the meaning set forth in Section 9.13.
          (kkk) “Payment Agent Sections” shall have the meaning set forth in Section 9.13.
          (lll) “Permitted Liens” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’ and repairers’ liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Target Entities or any Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade agreements, contracts, leases or statutory obligations (including workman’s compensation, unemployment insurance or other social security legislation) and (iii) all covenants, conditions, restrictions, easements, charges and rights-of-way of record set forth in any state, local or municipal franchise of the Target Entities which do not materially interfere with the present use of the Leased Real Property.
          (mmm) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority.
          (nnn) “Pre-Closing Tax Period” has the meaning set forth in Section 8.1.
          (ooo) “Privacy Statement” means, collectively, all of each of the Target Entities’ privacy policies previously or currently published on any Target Site, contained within each of the Target Entities’ terms of use, or otherwise made available by any of the Target Entities regarding the collection, retention, use, disclosure, transfer and/or distribution of personal information of individuals, including from visitors and users of any Target Site.
          (ppp) “Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.
          (qqq) “Publisher” means a Person (other than the Target Entities) who is a party to any Publisher Agreement.

          (rrr) “Publisher Agreement” means any contract or license (written or oral) between any of the Target Entities and any Person pursuant to which any of the Target Entities purchases leads, data collection or publishing, information services or other traffic sources from one or more third-party websites or networks or in print.
          (sss) “Purchase Price” has the meaning set forth in Section 2.2 below.
          (ttt) “Registered Intellectual Property” means Intellectual Property and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or issued by any Governmental Authority, wherever located.
          (uuu) “Restrictive Period” has the meaning set forth in Section 5.5(a) below.
          (vvv) “SEC” means the Securities and Exchange Commission.
          (www) “Section 338 Forms” has the meaning set forth in Section 8.6.
          (xxx) “Section 338(h)(10) Election” has the meaning set forth in Section 8.6.
          (yyy) “Securities Act” means the Securities Act of 1933, as amended.
          (zzz) “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (aaaa) “Sellers” has the meaning set forth in the preface above.
          (bbbb) “Seller Indemnified Parties” has the meaning set forth in Section 7.3(a) below.
          (cccc) “Seller Indemnifying Parties” has the meaning set forth in Section 7.2(a) below.
          (dddd) “Shares” means the interests in the Target Entities (or any of such entities individually) represented by any class of stock as set forth in such Target Entities’ Organizational Documents.
          (eeee) “Source Code” means human-readable computer software and code, in a form other than Object Code form or machine-readable form, including related programmer comments and annotations, help text, data and data structures, object-oriented and other code, which may be printed out or displayed in human-readable form, and, for purposes of this Source Code definition, “Object Code” means computer software code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.
          (ffff) “Specified Representations” shall mean the following representations and warranties: 3.1(a) (Authorization of Transaction), 3.1(b) (Non-Contravention), 3.1(c) (Shares), 3.1(e) (Tax Matters), 3.2(a) (Organization, Qualification, and Corporate Power), 3.2(b) (Authorization of Transaction), 3.2 (c) (Capitalization), 3.2(e) (Non-Contravention), 3.2(g) (Title

to Assets), 3.2(h) (Subsidiaries; Power of Attorney), 3.2(l) (Legal Compliance; Permits), 3.2(m) (Tax Matters), 3.2(o)(i)(v), (vi), (x) and (xv) (Intellectual Property) and 3.2(aa) (Data Privacy).
          (gggg) “Straddle Period” has the meaning set forth in Section 8.2.
          (hhhh) “Systems” has the meaning set forth in Section 3.2(cc) below.
          (iiii) “Target” has the meaning set forth in the preface above.
          (jjjj) “Target Entities” has the meaning set forth in the preface above.
          (kkkk) “Target Expenses” has the meaning set forth in Section 9.12 below.
          (llll) “Target Intellectual Property” has the meaning set forth in Section 3.2(o)(i) below.
          (mmmm) “Target Registered Intellectual Property” has the meaning set forth in Section 3.2(o)(ii) below.
          (nnnn) “Target Sites” means the websites and domains listed on Section 3.2(o)(ii)(a) of the Disclosure Schedule.
          (oooo) “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
          (pppp) “Tax Claim” has the meaning set forth in Section 8.7.
          (qqqq) “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          (rrrr) “Third-Party Claim” has the meaning set forth in Section 7.4(b) below.
          (ssss) “Transaction Documents” means, collectively, this Agreement and any ancillary agreements, documents and instruments contemplated hereby or thereby or entered into in connection herewith or therewith.
          (tttt) “Transferred Employees” has the meaning set forth in Section 5.6.
          (uuuu) “Unearned Commissions” means the portion of any Commissions which relates to a policy sold or brokered by any of the Target Entities or any of their respective Affiliates pursuant to a Carrier Agreement which is cancelled or adjusted to reduce coverage.

          (vvvv) “White Label License Agreements” means any contract (written or oral) between a Person and any of the Target Entities pursuant to which any of the Target Entities licenses for a fee certain technology in white label form.
ARTICLE II
Purchase and Sale of Shares; Purchase Price; Closing
     2.1. Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell, transfer, assign and deliver to Buyer at the Closing, all of the issued and outstanding Shares held or beneficially owned by each such Seller free and clear of all Liens, for the consideration specified below in this Article II.
      2.2. Purchase Price. Subject to the terms and considerations of this Agreement, in consideration of the sale, transfer, assignment and delivery of all of the Shares and the agreements of Sellers made in Section 5.5 (Covenant Not to Compete and Not to Solicit), Buyer agrees to pay to the Payment Agent, on behalf of Sellers, to an account that is designated by Payment Agent at least two (2) business days prior to the Closing Date, in the aggregate an amount in cash equal to Forty-Nine Million Six Hundred Fifty-Five Thousand U.S. Dollars (US $49,655,000.00), less any amounts Buyer may deduct pursuant to Section 9.12 (Target Expenses), less the DG Liability Amount (the “Purchase Price”), payable by wire transfer of immediately available funds at Closing. Buyer’s payment to the Payment Agent of the Purchase Price, including the Carrier Contingency Portion pursuant to Section 2.4, shall be allocated by the Payment Agent among the Sellers in proportion to their ownership of the Shares as set forth in Section 3.2(c) of the Disclosure Schedule. Buyer agrees to pay the DG Liability Amount to Direct General, on behalf of the Target Entities, to an account that is designated by Direct General at least two (2) business days prior to the Closing Date, payable by wire transfer of immediately available funds at Closing.
      2.3. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement (the “Closing Date”). The transactions contemplated by this Agreement will be deemed to have been made simultaneously and will become effective at and as of 4:00 p.m. Eastern Time, on the Closing Date.
     2.4. Adjustment for Carrier Contingency Payment. If a Carrier Contingency Payment is received by Buyer following the Closing and the Carrier Contingency Measurement Period for such Carrier Contingency Payment included a period during which the Sellers owned the applicable Target Entity, then, within 30 days after receipt of such Carrier Contingency Payment, Buyer shall deliver to the Payment Agent, on behalf of Sellers, cash in the amount of the Carrier Contingency Portion.
ARTICLE III
Representations and Warranties of the Target Entities and Sellers
     3.1. Sellers’ Representations and Warranties. Each Seller represents and warrants to Buyer that the statements contained in this Section 3.1 are true, correct and complete at and as of the Closing Date, with respect to himself.
          (a) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which Seller is a party and to perform his or her obligations under this Agreement and all such other Transaction Documents and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and all such other Transaction Documents to which Seller is a party have been duly authorized by Seller. This Agreement and all other Transaction Documents constitute the valid and legally binding obligation of Seller, enforceable in accordance with its respective terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally.
          (b) Non-contravention. Neither the execution and delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, will (A) violate any Law to which Seller is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which he or she is bound or to which any of his assets or Shares are subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Shares. Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement or any other Transaction Documents.
          (c) Shares. Seller holds of record and owns beneficially the number of Shares set forth next to his or her name in Section 3.2(c) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Seller is not a party to any option, warrant, purchase right, preemption right or other contract, commitment or arrangement (other than this Agreement) that could require Seller to encumber, sell, assign, transfer or otherwise dispose of any Capital Interests of the Target Entities. Seller is not a party to any voting trust, voting agreement, proxy or other agreement or understanding with respect to the voting of any Capital Interests of the Target Entities.
          (d) Brokers’ Fees. Seller has no Liability to pay any fees or commissions to any broker, finder, agent or investment bank with respect to the transactions contemplated by this Agreement.
          (e) Tax Matters. Seller has had an opportunity to review with his or her own tax advisors the tax consequences of the transactions contemplated by this Agreement. Such Seller understands that he or she must rely solely on his or her advisors and not on any statements or representations made by Buyer, the Target Entities or any of their respective agents. Such Seller understands that he or she (and not Buyer or the Target Entities) shall be responsible for his or her own Tax liability that may arise as a result of the consummation of the transactions contemplated by this Agreement.
          (f) Absence of Claims by Sellers. No Seller has any present claim against the Target Entities and there is no Basis for any future claim against the Target Entities whether, contingent or unconditional, fixed or variable under any contract or on any other legal basis whatsoever, whether in such Seller’s capacity as a stockholder, employee, director, officer, consultant, contractor or otherwise.
     3.2. Target Entities’ and Sellers’ Representations and Warranties. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Target Entities and Sellers (jointly and severally) represent and warrant to Buyer that the statements contained in this Section 3.2 are true, correct and complete at and as of the Closing Date, except as set forth in the correlative section of the disclosure schedule prepared by Sellers and attached hereto (the “Disclosure Schedule”). Notwithstanding the foregoing, nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself).
          (a) Organization, Qualification, and Corporate Power. Target is a duly incorporated corporation, validly existing and in good standing under the Laws of Florida. Car Insurance Agency, Inc. is a duly incorporated corporation, validly existing and in good standing under the Laws of Florida. Car Insurance Holdings, Inc. is a duly incorporated corporation, validly existing and in good standing under the Laws of Florida. CarInsurance.com, Inc. is a duly incorporated corporation, validly existing and in good standing under the Laws of Oklahoma. Each of the Target Entities is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required (including with respect to operating its insurance agency business). Each of the Target Entities has full corporate power and authority and has obtained and has in effect all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged, and in which it presently proposes to engage, and to own and use the properties owned and used by such Target Entity. Section 3.2(a) of the Disclosure Schedule lists the directors and officers of each of the Target Entities. Sellers have delivered to Buyer correct and complete copies of the Organizational Documents of the Target Entities (as amended to date). The minute books (containing the records of all meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books for the Target Entities are correct and complete. Complete and accurate copies of all such minute books and the stock record books have been provided to Buyer. Such minutes reflect all meetings of the Target Entities’ shareholders, board of directors and any committees thereof since each of the Target Entities’ inception, and such minutes accurately reflect in all material respects the events of and actions taken at such meetings. Such stock record books accurately reflect all issuances and transfers of shares of capital stock of each of the Target Entities since its inception. None of the Target Entities is in default under or in violation of, and will not be as a result of entering into or consummating the transactions contemplated by this Agreement or any of the other Transaction Documents or any provision of its Organizational Documents.
          (b) Authorization of Transaction. Each of the Target Entities has full corporate power and authority to execute and deliver this Agreement and all other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and all such other Transaction Documents have been duly authorized by all requisite action of each Target Entity. This Agreement and each of the Transaction Documents constitute a legal, valid and binding obligation of each of the Target Entities, enforceable against such Target Entity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally.
          (c) Capitalization. The entire authorized Capital Interests of Target consists of 10,000 Shares, of which 6,000 Shares are issued and outstanding. The entire authorized Capital Interests of Car Insurance Agency, Inc. consists of 10,000 Shares, of which 6,000 Shares are issued and outstanding. The entire authorized Capital Interests of Car Insurance Holdings, Inc. consists of 10,000 Shares, of which 6,000 Shares are issued and outstanding. The entire authorized Capital Interests of CarInsurance.com, Inc. consists of 7,500 Shares, of which 600 Shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, non-assessable and are not subject to any preemptive or subscription rights. All outstanding Shares are held of record by the respective Sellers, with the domicile addresses and in the amounts as set forth in Section 3.2(c) of the Disclosure Schedule. All of the issued and outstanding Shares were offered, issued, sold and delivered in compliance with the registration requirements of the Securities Act and any applicable state securities laws or an applicable exception therefrom. None of the issued and outstanding Shares are subject to vesting.
               (i) There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts, commitments or arrangements that could require the Target Entities to issue, sell or otherwise cause to become outstanding any of its Capital Interests. There are no outstanding or authorized options, rights, other securities, contracts, commitments or arrangements that could require the Target Entities to redeem, repurchase or otherwise acquire (directly or indirectly) or retire any Capital Interests of the Target Entities (or options, warrants or other rights exercisable therefor) or to pay any distributions or returns relating to any Capital Interests of the Target Entities. There are no outstanding or authorized unit appreciation, phantom stock, profit participation or similar rights with respect to the Target Entities.
               (ii) There are no voting trusts, voting agreements, proxies or other agreements or understandings with respect to the voting of the Capital Interests of the Target Entities.
               (iii) There are no outstanding rights which permit the holder thereof to cause any of the Target Entities to file a registration statement under the Securities Act or which permit the holder thereof to include securities of any of the Target Entities in a registration statement filed by any of the Target Entities under the Securities Act.
          (d) SEC Filings. None of the Target Entities has been required, and is currently required, under the Securities Act, the Securities Exchange Act or any securities law of any other jurisdiction to file with the SEC or any other similar Governmental Authority any form, report, statement, schedule or other document. None of the Target Entities has made any filing with the SEC or any other similar Governmental Authority.
          (e) Non-contravention. Neither the execution and the delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law to which any of the Target Entities is subject or any provision of any Target Entities’ Organizational Documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, result in a loss of a benefit under, terminate, modify or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument or other arrangement to which any Target Entity is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). None of the Target Entities is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
          (f) Brokers’ Fees. None of the Target Entities has any Liability to pay, and there are no claims for, any fees, commissions or other compensation to any broker, finder, agent or investment bank with respect to the transactions contemplated by this Agreement.
          (g) Title to Assets. The Target Entities have good and marketable title to, or a valid leasehold interest in, the properties and assets (1) used by the Target Entities, (2) necessary in the operation of the Target Entities’ business as presently conducted or presently proposed to be conducted, (3) located on its premises, or (4) shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, other than Permitted Liens, and except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.
          (h) Subsidiaries; Power of Attorney. None of the Target Entities owns or controls, directly or indirectly, any interest in another corporation, association or other business entity. None of the Target Entities is a participant in any joint venture, partnership or similar arrangement. There are no outstanding powers of attorney executed on behalf of any of the Target Entities. Except as set forth on Section 3.2(h) of the Disclosure Schedule, none of Car Insurance Agency, Inc., Car Insurance Holdings, Inc. or CarInsurance.com, Inc. owns or controls, directly or indirectly, any interest in the business operated by Target.
          (i) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the “Financial Statements”): (i) unaudited balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for the fiscal years ended December 31, 2009 and December 31, 2008 for the Target Entities on a consolidated basis; and (ii) unaudited interim balance sheets and statements of income, changes in stockholders’ equity and cash flow (the “Most Recent Balance Sheet”) as of and for the nine (9) month period ended September 30, 2010 (the “Most Recent Fiscal Month End”) for the Target Entities on a consolidated basis. The Financial Statements (including the notes thereto) have been prepared pursuant to the cash method of accounting applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target

Entities as of such dates and the results of operations of the Target Entities for such periods, are correct and complete and are consistent with the books and records of the Target Entities, including all entries and files made in QuickBooks (which books and records are correct and complete).
          (j) Absence of Certain Events. Except as set forth in Section 3.2(j) of the Disclosure Schedule, since January 1, 2010 there has not been: (i) any Material Adverse Change; (ii) any authorization for issuance, sale, delivery, grant of any right for, other agreement or any commitment to issue, sell, transfer, deliver or grant, any Shares or other Capital Interests or any securities convertible, exchangeable or exercisable into Shares or any other Capital Interests; (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any of Capital Interests (whether in cash or in kind) or any split, combination, subdivision, reclassification, redemption, purchase or otherwise acquisition of any such Capital Interests; (iv) any change in the focus of any of the Target Entities’ business activities; (v) any change in the independent accountants of the Target Entities or any material change in the accounting methods or practices followed by the Target Entities or any material change in depreciation or amortization policies or rates; (vi) any transfer, assignment, disposal of or lapse of any rights in, to or for the use of any Intellectual Property, or any disclosure to any Person other than employees of the Target Entities, of any Intellectual Property not heretofore a matter of public knowledge, except pursuant to judicial or administrative process; (vii) any acceleration, termination, modification, amendment or cancellation of or waiver of any material of any Material Contract or the execution of any Material Contract, including the acceleration of payment or prepayment of any receivable by any Person to any of the Target Entities outside the Ordinary Course of Business; (viii) any delay in paying any Liabilities, including accounts payables, outside the Ordinary Course of Business; (ix) any resignation or termination, or notice of such, of any director, officer, key employee or group of employees of the Target Entities; (x) any adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, change of control or other termination pay, or other plan, contract, commitment or compensation for the benefit of any of the Target Entities’ directors, officers, consultants or employees (or taken any such action with respect to any other Employee Benefit Plan); (xi) the employment or engagement of any new employee, contractor or consultant; (xii) any sale, lease, transfer, assignment, pledge, encumbrance or other disposition of any of the Target Entities’ assets, tangible or intangible, or properties; (xiii) any agreement to acquire any business or merge or consolidate with another Person; (xiv) any change made to or authorization to change any Organizational Document of any of the Target Entities; or (xv) any occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business. No Seller or any of the Target Entities has agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses (i) through (xv) in this Section 3.2(j).
          (k) Undisclosed Liabilities. None of the Target Entities has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of the Target Entities giving rise to any Liability), except for (i) Liabilities set forth on Section 3.2(k) of the Disclosure Schedule, which schedule includes the name of the Person to whom the Liability is owed, the amount of Liabilities owing in the thirty (30) days immediately following the Closing Date, and the total forecasted Liabilities, (ii) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (iii) Liabilities that have arisen after the Most Recent Fiscal Month End in the

Ordinary Course of Business not yet due and payable and disclosed in Section 3.2(k) of the Disclosure Schedule (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, lawsuit, misappropriation, claim, environmental matter or violation of Law) or (iv) Liabilities for executory obligations for the future performance by any of the Target Entities under any Material Contract identified in Section 3.2(q) of the Disclosure Schedule. The reserves, if any, established by the Target Entities in the Most Recent Balance Sheet or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by the Target Entities.
          (l) Legal Compliance; Permits.
               (i) Each of the Target Entities and its properties, assets, operations and business have complied and are in compliance with all applicable Laws, at any time in effect with any Governmental Authority, except for such instances of noncompliance as would not individually or in the aggregate have a Material Adverse Effect or any adverse effect on any of the Target Entities’ ability to execute, deliver and perform this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of the Target Entities alleging any failure to so comply.
               (ii) Section 3.2(l)(ii) of the Disclosure Schedule contains a list of all licenses, permits, and authorizations issued by Governmental Authorities held by any of the Target Entities in connection with the use, conduct and operation of its properties and business. All such licenses, permits and authorizations that are necessary for the use, conduct and operation of the Target Entities’ properties and business as presently conducted or presently proposed to be conducted have been obtained and are presently in full force and effect. Each of the Target Entities is in full compliance with all terms and conditions of such licenses, permits and authorizations, no proceeding is pending, or to the Knowledge of the Target Entities, threatened to revoke or limit any thereof, and there is no Basis for any such proceeding, and the consummation of the transactions contemplated by this Agreement will not result in the non-renewal, revocation or termination of any such license, permit or authorization.
          (m) Tax Matters.
               (i) Each of the Target Entities has prepared and timely filed all Tax Returns that they were required to file under applicable Laws. All such Tax Returns were true, correct and complete in all respects and were prepared and filed in compliance with all applicable Laws.
               (ii) All Taxes due and owing by each of the Target Entities (whether or not shown on any Tax Return) have been timely paid and there is no Tax deficiency outstanding, assessed or proposed against the Target Entities, nor has any of the Target Entities executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax. None of the Target Entities is currently the beneficiary of any extension of time within which to file any Tax Return.

               (iii) No claim has ever been made by an authority in a jurisdiction where the Target Entities do not file Tax Returns that such is or may be subject to taxation by that jurisdiction. There are no (and immediately following the Closing there will be no) Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Target Entities, and none of the Target Entities has (or immediately following the Closing will have) any Liabilities for unpaid Taxes (other than Taxes not yet due and payable).
               (iv) The Target Entities have withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
               (v) No Seller, and no director or officer (or employee responsible for Tax matters) of any of the Target Entities expects any authority to assess any additional Taxes with respect to any of the Target Entities for any period for which Tax Returns have been filed. No foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any of the Target Entities. None of the Target Entities has received from any foreign, federal, state or local taxing authority (including jurisdictions where such entity has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority.
               (vi) Section 3.2(m)(vi) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer true, correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Target Entities, filed or received for any period since such entity’s inception.
               (vii) None of the Target Entities is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (a) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax Law) and (b) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax Law). None of the Target Entities is, and has been at any time, a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).
               (viii) None of the Target Entities (a) is or has been at any time, a party to or bound by any Tax allocation, indemnification or sharing agreement, (b) is not, and has not been at any time, a member of an Affiliated Group filing a consolidated federal income Tax Return and (c) has no Liability for the Taxes of any Person (other than the Target Entities) under Reg. Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise.
               (ix) The unpaid Taxes of any of the Target Entities (a) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target Entities in filing its Tax Returns. Since the date of the Most Recent Balance Sheet, none of the Target Entities had incurred any Liability for Taxes arising from extraordinary gains or losses, outside the Ordinary Course of Business.
               (x) None of the Target Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
                    (A) change in method of accounting for a taxable period ending on or prior to the Closing Date;
                    (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;
                    (C) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law);
                    (D) installment sale or open transaction disposition made on or prior to the Closing Date; or
                    (E) prepaid amount received on or prior to the Closing Date.
               (xi) None of the Target Entities has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
               (xii) There is no contract, plan or arrangement to which any of the Target Entities is a party, including the provisions of this Agreement, covering any employee or former employee of any of the Target Entities or other Person which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 404 or 162(m) of the Code or any similar provision of applicable Law or that would give rise to a penalty under Section 409A of the Code.
               (xiii) Each of the Target Entities has made a valid and timely election to be classified as an S corporation for federal and state income tax purposes, effective as of January 1, 2006 with respect to Target, effective as of January 1, 2006 with respect to Car Insurance Agency, Inc., effective as of February 15, 2005 with respect to Car Insurance Holdings, Inc., and effective as of September 11, 2006 with respect to CarInsurance.com, Inc. (the “Applicable Election Date”). At all times from the Applicable Election Date through the Closing Date, the applicable Target Entity has been and will be an S corporation within the meaning of Section 1361(a)(1) of the Code. The Target Entities and Sellers have not taken any action that has or shall result in the termination of any of the Target Entities’ status as an S corporation within the meaning of Section 1361(a)(1) of the Code. Each of the Target Entities’

status as an S corporation will continue to be in effect at the time of the consummation of the transactions contemplated hereby so as to permit the effectiveness of the Section 338(h)(10) Election (as defined in Section 8.6) and Sellers shall not take, and shall not cause or permit any of the Target Entities to take any action inconsistent with the foregoing. None of the material assets of any of the Target Entities are held by any subsidiaries of Target.
               (xiv) Except for potential Tax under Section 1374 of the Code as disclosed on Section 3.2(m)(xiv) of the Disclosure Schedule, which shall not exceed $5,100,000.00, the Target Entities will not be liable for any Tax as a result of the transactions contemplated herein (including, without limitation, Taxes resulting from the deemed sale of assets caused by the Section 338(h)(10) Election).
               (xv) There is no basis for treating any portion of the Purchase Price as compensation for income tax purposes. Buyer will not be required by Law to withhold or deposit any Tax with respect to the payment of the Purchase Price or any other payment contemplated by this Agreement. None of the Shares are, or were, subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code) which will lapse as a result of the transactions contemplated herein, or lapsed at any time during 2010. There have been and will be no transfers of Shares to or by any Seller in contemplation of, or in connection with, the transactions contemplated by this Agreement. None of the Shares were issued by any of the Target Entities during 2010. No Shares have been, during 2010, or will be in connection with the transactions contemplated herein, issued pursuant to the exercise of stock options. The Purchase Price will be paid to the Sellers by the Payment Agent strictly according to their relative ownership of the Shares.
          (n) Real Property. None of the Target Entities owns and has ever owned any real property. Section 3.2(n) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The applicable Target Entity has good and valid leasehold interests in its respective Leased Real Property free and clear of all Liens, other than Permitted Liens. The Target Entities have delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement and the other Transaction Documents do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents are obtained on or prior to the Closing Date), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) each Target Entity’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease; (iv) none of the Target Entities or any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent, under such Lease; (v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full; (vi) none of the Target Entities has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and (vii) none of the Target Entities has collaterally assigned or granted any other Lien in such Lease or any interest therein. The Leased Real Property identified in Section 3.2(n) of the Disclosure Schedule, comprise all of the real property used or intended to be used in, or otherwise related to, the Target Entities’ businesses. The Leased Real Property is in good condition and repair (normal wear and tear excepted) and is sufficient for the business of the Target Entities as currently conducted and proposed to be conducted.
          (o) Intellectual Property.
               (i) The Target Entities own and possess or have the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission, all Intellectual Property necessary for the operation of the business of the Target Entities as presently conducted and as presently proposed to be conducted, and, immediately following the Closing Date, each such Intellectual Property Right will be sufficient and appropriate to operate the business of the Target Entities as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Target Entities (whether registered or unregistered, “Target Intellectual Property”) immediately prior to the Closing will be owned or available for use by the Target Entities on identical terms and conditions immediately after the Closing. Each of the Target Entities has taken all necessary action to maintain and protect each item of Target Intellectual Property.
               (ii) Section 3.2(o)(ii) of the Disclosure Schedule (a) identifies all Registered Intellectual Property owned by, or filed in the name of, each of the Target Entities (“Target Registered Intellectual Property”), specifying as to each such Target Registered Intellectual Property the co-owner (if any), jurisdiction of registration, registration number, date of registration and status of registration, (b) identifies each pending application for registration that the Target Entities have made with respect to any Intellectual Property, specifying as to each such application the name or names in which the application was filed, jurisdiction of application, application number, date of application and status of such application, (c) identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each unregistered copyright used by the Target Entities in connection with its business, and (d) identifies each license, sublicense, agreement, or other permission or right (whether or not currently exercisable) that the Target Entities have granted to any third party with respect to any Target Intellectual Property. Sellers have delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3.2(o)(ii) of the Disclosure Schedule:
                    (A) the Target Entities own and possess all right, good and marketable title, and interest in and to the item, free and clear of any Lien, license or other restriction or limitation regarding use, exploitation or disclosure anywhere in the world;
                    (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                    (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened that challenges the legality, validity, enforceability, use or ownership of the item, and there are no grounds for the same;
                    (D) none of the Target Entities has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item;
                    (E) no loss or expiration of the item is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers or any of the Target Entities, including a failure by Sellers or the Target Entities to pay any required maintenance fees);
                    (F) to the extent that any item has been developed or created independently or jointly by any Person other than the Target Entities, the Target Entities have legally valid, binding and enforceable written agreement with such Person with respect thereto and has provided Buyer with a copy of all such agreements, and the Target Entities thereby have obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights;
                    (G) none of the Target Entities has transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any such item of Intellectual Property or Intellectual Property Rights to any other Person; and
                    (H) the underlying item of Intellectual Property does not constitute open source, public source or freeware Intellectual Property, or any modification or derivative work thereof, including any version of any software licensed pursuant to any GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, Sun Community Source License or other limited general public license, or other software that is licensed pursuant to a license that purports to require the distribution of, or access to, Source Code or purports to restrict a party’s ability to charge for distribution or use of software (“Open Source Materials”), and Open Source Materials were not used in, incorporated into, integrated or bundled with, any Intellectual Property that is, or was, incorporated in, or used in the development or compilation of, any such Intellectual Property.
               (iii) Section 3.2(o)(iii) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any of the Target Entities uses pursuant to license, sublicense, agreement or permission, other than “shrink-wrap” and similar widely available binary code and commercial end-user licenses with a total cost of less than $2,000 in the aggregate (but not including Open Source Materials). Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements and permissions (each as amended to date). No third party who has licensed Intellectual Property or Intellectual Property Rights to any of the Target Entities has ownership rights or license rights to improvements made by any of the Target Entities in such Intellectual Property which has been licensed to any of the Target Entities. With respect to each item of Intellectual Property required to be identified in Section 3.2(o)(iii) of the Disclosure Schedule:
                    (A) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;
                    (B) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;
                    (C) no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;
                    (D) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;
                    (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;
                    (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;
                    (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened that challenges the legality, validity or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and
                    (H) none of the Target Entities has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.
               (iv) Section 3.2(o)(iv) of the Disclosure Schedule sets forth all contracts, agreements, commitments, licenses, sublicenses or other understanding between each of the Target Entities and any other Person wherein or whereby any of the Target Entities has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by any of the Target Entities or such other Person of the Intellectual Property Rights of any person other than the Target Entities.
               (v) None of the Target Entities has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of third parties, and none of Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of any of the Target Entities has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that any of the Target Entities must license or refrain from using any Intellectual Property Rights of any third party). To the Knowledge of the Target Entities or any of Sellers, no third party has interfered with, infringed upon, misappropriated, otherwise come into conflict with any Intellectual Property Rights of any of the Target Entities.
               (vi) The operation of the business of the Target Entities as currently conducted and currently proposed to be conducted, including the design, development, use, import, manufacture, sale and offer for sale of the products, technology or services of the Target Entities (including products, technology or services currently under development), does not and will not infringe or misappropriate or otherwise come into conflict with the Intellectual Property or Intellectual Property Rights of any other Person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the applicable Laws of any jurisdiction, and to the Knowledge of the Target Entities or any of Sellers: (A) there are no facts that indicate a likelihood of any of the foregoing; and (B) no notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any third party) have been received.
               (vii) None of Sellers or any of the Target Entities has any Knowledge of any new products, inventions, procedures or methods that any competitors or other third parties have developed that reasonably could be expected to supersede or make obsolete any product or process of the Target Entities or to limit the business of the Target Entities as presently conducted or as presently proposed to be conducted.
               (viii) Sellers and the Target Entities have taken all necessary and desirable actions to maintain and protect all Target Intellectual Property and, with respect to each item of Target Registered Intellectual Property, have paid all necessary registration, maintenance and renewal fees and filed all necessary applications, documents and certificates with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions for the purposes of registering, perfecting, preserving, prosecuting, renewing and maintaining such Target Registered Intellectual Property. There are no actions that must be taken by any of the Target Entities within six months after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of perfecting, preserving, maintaining or renewing any Target Registered Intellectual Property. In each case in which any of the Target Entities has acquired any Intellectual Property Rights from any Person, the Target Entities have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Target Entities and, to the maximum extent provided for by, and in accordance with applicable Laws, the Target Entities have recorded each such assignment with the relevant Governmental Authorities. To the Knowledge of any of Sellers, the owners of any of the Intellectual Property licensed to the Target Entities have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.
               (ix) Neither this Agreement or the other Transaction Documents nor the transactions contemplated hereby or thereby will result in: (a) Buyer or any of the Target Entities granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them, (b) Buyer or any of the Target Entities, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (c) Buyer or any of the Target Entities being obligated to pay any royalties or other material amounts to any third party in excess of those payable by either of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
               (x) None of the Target Entities has any claim pending against any third party for infringing or misappropriating any Intellectual Property of any of the Target Entities.
               (xi) Each Target Entity has protected its rights in Confidential Information and trade secrets of the Target Entities to the extent reasonable and customary in the industry in which the Target Entities operate, including implementing the following measures: (a) each of the Target Entities requires any employee, contractor or consultant that will have access to Target Intellectual Property or Confidential Information to execute a non-disclosure agreement on Target’s standard form, a copy of which has been provided to Buyer and identified as the standard form; (b) each of the Target Entities stores the Source Code for its products on a physically secure computer in a physically secure room with limited access; and (c) none of the Target Entities has disclosed the Source Code to any third-party other than Buyer for the purposes of performing a Source Code review. Each of the Target Entities has and enforces a policy requiring each employee, contractor and consultant of the Target Entities who has developed, created or modified, or helped to develop, create or modify, any Target Intellectual Property, and the officers and directors of the Target Entities, to execute a proprietary rights, assignment and confidentiality agreement substantially in the forms attached to Section 3.2(o)(xi) of the Disclosure Schedule, which in each case constitutes a valid, binding and enforceable agreement. All current and former employees, contractors and consultants of the Target Entities who have developed, created or modified, or helped to develop, create or modify, any Target Intellectual Property are listed on Section 3.2(o)(xi) of the Disclosure Schedule, and each such Person has executed such a valid, binding and enforceable agreement assigning all of such employees’, contractors’ or consultants’ rights in and to such Target Intellectual Property.
               (xii) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Target Intellectual Property and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to such Intellectual Property.
               (xiii) None of the Target Entities has any Knowledge of any facts or circumstances that would render any Target Intellectual Property invalid or unenforceable.
               (xiv) None of the Target Entities has engaged in spyware, adware or incentive marketing and is in compliance with the Federal Can Spam regulations and all other applicable Laws governing spyware, adware, incentive marketing or analogous activities and, to the Target Entities’ Knowledge, none of their respective Affiliates engage in such conduct and are in compliance with Federal Can Spam regulations and all other applicable Laws governing spyware, adware, incentive marketing or analogous activities.
               (xv) None of the Target Entities has engaged in any “black hat” techniques for search engine results optimization, meaning any of the following practices: (1) link farming, meaning using websites that any of the Target Entities owns or controls to secure links to the Target Sites or sites that link to the Target Sites; (2) cloaking, meaning deliberately showing different content to search engines and human users to influence any of the Target Entities’ search ranking or the content displayed within search results; (3) doorway pages (similar to cloaking), meaning having a webpage that ranks for a phrase where the end user is then re-directed to a substantially different webpage (provided, that this technique is not a 301 webpage re-direct); (4) hidden text, meaning using text on a website that is not meant to be read, but is for search engines; (5) selling links or using disguised exchanges or otherwise accepting anything of value for a link from the Target Sites to another website; (6) website tools spam, including, without limitation, offering a website hit counter with a link back to a Target Site or any other means of getting a link back from a site owner without the their explicit knowledge (e.g., a wordpress theme download with a hidden link); and (7) purchasing paid links, including, without limitation, purchasing links through networks.
               (xvi) Each of the Target Entities has taken all reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Target Entities, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as such terms are commonly understood in the software industry), or other software routines or hardware components that in each case permit or are intended to permit, or capable of performing, (a) unauthorized access, unauthorized disablement, unauthorized erasure or other damage or destruction of any data file or other software by a third party, or (b) disrupting, harming, damaging or otherwise impeding in any manner the operation of a technology system, network or other device on which such code is stored or installed, and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems. None of the Intellectual Property used by any of the Target Entities nor the Target Entities’ network and server have malicious programs (e.g. virus, worms, Trojan horses, e-mail bombs, etc.).
               (xvii) Neither Target Intellectual Property nor content on Target Sites contains any violent content, content that promotes racial intolerance or advocacy against any individual, group or organization, pornography, hacking/cracking content or other content that is illegal, promotes illegal activity or infringes on the legal rights of others.
               (xviii) The Target Entities own all of the content on Target Sites and such content was developed by the Target Entities or licensed by the Target Entities or under agreement, contract, license or sublicense exclusively for the Target Entities’ benefit and does not use third parties’ logos, brand names, content or other material on any Target Sites.
               (xix) None of the Target Entities has engaged in the following pay per click tactics: (i) bidding on third party trademarks as keywords, and (ii) using trademarks or terms confusingly similar to third party trademarks in the URL of a landing page or in any advertising copy.
               (xx) Section 3.2(o)(xx) of the Disclosure Schedule contains a complete and accurate description of the Target Entities’ business processes and Systems used in, and in connection with, obtaining leads and providing those leads to Customers.

               (xxi) Sellers and the Target Entities have complied with and are presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory Laws applicable to any Intellectual Property.
               (xxii) The names “Car Insurance.com, Inc.”, “Car Insurance Agency, Inc.”, “Car Insurance Holdings, Inc.”, and “CarInsurance.com, Inc.” are the only trade names used by the Target Entities and Sellers within the past five (5) years.
          (p) Tangible Assets. The Target Entities have good and valid title to, or a valid leasehold interest in, as applicable, all buildings, machinery, equipment, and other tangible assets necessary or used by the applicable Target Entity in the operation of its business as presently conducted and as presently proposed to be conducted, free and clear of all Liens except statutory liens for the payment of current Taxes that are not yet due or delinquent. All such tangible assets are listed in Section 3.2(p) of the Disclosure Schedule and together with the Intellectual Property listed in Section 3.2(o) of the Disclosure Schedule constitute all assets necessary to continue to operate the business of the Target Entities as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), is suitable for the purposes for which it presently is used and presently is proposed to be used, and, with respect to each such tangible asset which is leased by the Target Entities, is in the condition required by the terms of the lease applicable thereto.
          (q) Material Contracts. Section 3.2(q) of the Disclosure Schedule lists all of the following contracts, letters of intent, term sheets, arrangements and other agreements (written or oral) to which any of the Target Entities is a party or by which it is bound (collectively, the “Material Contracts”):
               (i) any Carrier Agreement;
               (ii) any Customer Agreement;
               (iii) any Publisher Agreement;
               (iv) any Advertising Agreement;
               (v) any White Label License Agreement;
               (vi) any Foreign Partnership Agreement;
               (vii) any agreement or license with Google™, Yahoo™ and MSN™;
               (viii) any agreement with any Person who serves as an independent contractor or consultant to any of the Target Entities (or similar arrangements) that is not cancelable without penalty or further payment and without more than 30 days’ notice;

               (ix) any agreement concerning the assignment or license of any Intellectual Property Right;
               (x) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;
               (xi) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration valued in excess of $5,000;
               (xii) any agreement concerning a partnership or joint venture;
               (xiii) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Lien on any of its assets, tangible or intangible;
               (xiv) any agreement concerning confidentiality, non-competition or non-solicitation;
               (xv) any agreement with any Seller and any of their respective Affiliates (other than any of the Target Entities);
               (xvi) any profit sharing, option, unit purchase, unit appreciation, deferred compensation, severance or other termination pay, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;
               (xvii) any collective bargaining agreement;
               (xviii) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis or providing severance benefits or other termination pay;
               (xix) any agreement with any director, officer or stockholder of any of the Target Entities or any of their Affiliates;
               (xx) any agreement under which it has advanced or loaned any amount to any of its directors, officers, stockholders, employees or any other Person;
               (xxi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;
               (xxii) any agreement under which it has granted any Person any registration rights (including demand and piggyback registration rights);

               (xxiii) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Most Recent Fiscal Month End of consideration in excess of $5,000, or imposition of monitoring or reporting obligations to any Governmental Authority;
               (xxiv) any agreement for the sale or other disposition of any material assets, properties or rights of any of the Target Entities or any other sale of any of the Target Entities in whole or in part;
               (xxv) any agreement containing any warranty by any of the Target Entities to any other Person with respect to any product or service offered by any of the Target Entities;
               (xxvi) any agreement containing provisions providing for indemnification by any of the Target Entities, other than indemnification obligations arising from purchase or sale agreements entered into; and
               (xxvii) any agreement (or group of related agreements) with the same party the consideration under which involves payments or obligations valued (individually or in the aggregate) in excess of $5,000.
Sellers have delivered to Buyer a correct and complete copy of each written Material Contract (as amended to date) and a written summary setting forth the terms and conditions of each oral Material Contract. With respect to each Material Contract: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; (D) no party has repudiated any such agreement or any provision thereof; and (E) there is no dispute Known to any of the Target Entities or Sellers regarding the scope of or performance under such agreement, including with respect to any payments to be made or received by any of the Target Entities thereunder.
          (r) Notes and Accounts Receivable. Section 3.2(r) of the Disclosure Schedule provides as of the Closing Date (i) a breakdown and aging of all accounts receivable, notes receivable and other receivables of each of the Target Entities, and (ii) a list of all unreturned security deposits and other deposits made by, or held by any Person for the benefit of each of the Target Entities. All notes and accounts receivable of the Target Entities are reflected properly on its books and records, are valid notes and receivables arising from bona fide transactions entered into in the Ordinary Course of Business subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with GAAP, and arose solely out of bona fide sales and delivery of goods and performance of services.

          (s) Insurance. Section 3.2(s) of the Disclosure Schedule sets forth a list of all insurance policies (including policies providing property, casualty, liability, and workman’s compensation coverage and bond and surety arrangements) to which each of the Target Entities is currently a party, a named insured or otherwise the beneficiary of coverage, and the following information with respect to each such insurance policy:
               (i) the name, address, and telephone number of the agent;
               (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;
               (iii) the policy number and the period of coverage;
               (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and
               (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.
True and complete copies of each such insurance policy have been provided to Buyer or its counsel. With respect to each such insurance policy: (A) the policy is in the name of each of the Target Entities, (B) the policy is legal, valid, binding, enforceable and in full force and effect; (C) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (D) neither the Target Entities nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (E) no party to the policy has repudiated, revoked, denied or rescinded any provision thereof; and (F) none of the Target Entities has received notice of cancellation or termination of any such policy, nor has any issuer of such policy refused to renew it on the same terms and conditions. There have been no claims in the last five years for which an insurance carrier denied or threatened to deny coverage. Each of the Target Entities carries, or is covered by, insurance with companies that each of the Target Entities believes to be financially sound and reputable in such amounts with such deductibles and against such risks and losses as are reasonable for the business and assets of the Target Entities. Each of the Target Entities has continuously been covered since its inception by insurance in scope and amount customary and reasonable for the businesses in which each of the Target Entities has engaged during the aforementioned period. Section 3.2(s) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Target Entities. No such insurance policy will expire (without being renewed or extended), be modified or cancelled as a result of the consummation of the transactions contemplated hereby.
          (t) Litigation. Except as set forth in Section 3.2(t) of the Disclosure Schedule, (i) neither the Target Entities nor any of their respective assets or properties or officers or directors in their respective capacities is subject to any outstanding injunction, judgment, order, decree, ruling or charge and (ii) neither the Target Entities nor their respective officers or directors in their respective capacities is a party or, to the Knowledge of the Target Entities or any of Sellers, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before (or that could come before) any Governmental Authority. None of Sellers and the directors and officers (and employees with responsibility for litigation matters) of any of the Target Entities has any Knowledge that any such action, suit, proceeding, hearing or investigation may be brought or threatened against any of the Target Entities or any of its assets or properties or that there is any Basis for the foregoing. None of the actions, suits, proceedings, hearings and investigations disclosed in Section 3.2(t) of the Disclosure Schedule could result in any Material Adverse Change. There is no investigation or other proceeding pending or, to the Knowledge of any of Sellers and the directors and officers (and employees with responsibility for litigation matters) of any of the Target Entities, threatened, against any of the Target Entities, any of its assets or properties or officers or directors in their respective capacities by or before any Governmental Authority. No Governmental Authority has provided any of the Target Entities with notice challenging or questioning the legal right of any of the Target Entities to conduct its operations as conducted at the time or as presently conducted. There is no action, suit, proceeding or investigation by any of the Target Entities currently pending or that any of the Target Entities intends to initiate.
          (u) Employees.
               (i) With respect to the businesses of the Target Entities:
                    (A) there is no collective bargaining agreement or relationship with any labor organization;
                    (B) to the Knowledge of any of Sellers or the Target Entities, no executive or director of the Target Entities (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides the Target Entities that would be material to the performance of such employee’s employment duties, or the ability of the Target Entities or Buyer to conduct the business of the Target Entities;
                    (C) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;
                    (D) to the Knowledge of any of Sellers or the Target Entities, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;
                    (E) no labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or, to the Knowledge of any of Sellers or the Target Entities, is threatened;
                    (F) there is no workman’s compensation liability, experience or matter outside the Ordinary Course of Business;
                    (G) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum,

relating to an alleged violation or breach by the Target Entities (or their respective officers or directors) of any Law or contract; and
                    (H) no employee, officer, director or agent of the Target Entities has committed any act or omission giving rise to material Liability for any violation or breach identified in subsection (G) above.
               (ii) The employment of each officer, employee and consultant of the Target Entities is terminable at the will of the Target Entities. Except as set forth in Section 3.2(u)(ii) of the Disclosure Schedule, (A) there are no employment contracts or severance agreements (written or oral) with any employees, contractors or consultants of the Target Entities, and (B) there are no written personnel policies, rules or procedures applicable to employees of the Target Entities. True and complete copies of any such documents have been provided to Buyer prior to the Closing Date. To the Target Entities’ Knowledge, no employee, contractor or consultant of the Target Entities is in violation of any term of any employment contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, the Target Entities, and to the Target Entities’ Knowledge, the employment by the Target Entities or Buyer of the Target Entities’ present employees, and the performance of the Target Entities’ contracts with its contractors and consultants, will not result in such violation.
               (iii) Section 3.2(u)(iii) of the Disclosure Schedule contains a complete and accurate list of the employees of the Target Entities and shows with respect to each such employee: (a) the person’s name, position held, all remuneration payable and other benefits provided or which each of the Target Entities is bound to provide (whether at present or in the future) to each such employee, or any person in connection with any such employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which each Target Entity is a party, whether legally binding or not, (b) the date of hire, (c) vacation eligibility for the current calendar year and paid time off accrued, (d) leave status (including type of leave, expected return date and expiration dates for disability leaves), and (e) visa status.
               (iv) Section 3.2(u)(iv) of the Disclosure Schedule contains a complete and accurate list of the contractors and consultants of the Target Entities and shows with respect to each such contractor or consultant: (a) the person’s name, role, all remuneration payable and other benefits provided or which each of the Target Entities is bound to provide (whether at present or in the future) to each such contractor and consultant, or any person in connection with any such contractor or consultant, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which each Target Entities is a party, whether legally binding or not, (b) the date of engagement, and (d) visa status.
               (v) With respect to the transactions contemplated hereby or by any other Transaction Document, any notice required under any Law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied. Within the past three years, none of the Target Entities has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law, and no such action will be implemented without advance notification to Buyer.

          (v) Employee Benefits.
               (i) Section 3.2(v) of the Disclosure Schedule lists each Employee Benefit Plan that each Target Entity maintains, to which any of the Target Entities contributes or has any obligation to contribute, or with respect to which any Target Entity has any Liability.
               (ii) Each such Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable Laws.
               (iii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan subject to COBRA.
               (iv) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target Entities. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.
               (v) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been or will be timely amended for the requirements of the Tax legislation commonly known as “GUST” and “EGTRRA” and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.
               (vi) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of Sellers, the directors and officers (and employees with responsibility for employee benefits matters) of any of the Target Entities has any Knowledge of any Basis for any such action, suit, proceeding, hearing or investigation.

               (vii) Sellers have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.
               (viii) None of the Target Entities either contributes to or has any obligation to contribute to, nor has any Liability under or with respect to, any Employee Pension Benefit Plan that is either a “defined benefit plan” (as defined in ERISA Section 3(35)) or a Multiemployer Plan. No asset of any of the Target Entities is subject to any Lien under ERISA or the Code.
          (w) Indebtedness; Guarantees. None of the Target Entities has any Indebtedness of any type (whether accrued, absolute, contingent, matured, unmatured or other and whether or not required to be reflected in financial statements prepared pursuant to the cash method of accounting) that is not fully reflected on Section 3.2(w) of the Disclosure Schedule. Section 3.2(w) of the Disclosure Schedule accurately and completely lists each item of Indebtedness (including any Indebtedness reflected on the Financial Statements) identifying the creditor, including the name and address, the type of instrument under which the Indebtedness is owed and the total amount of Indebtedness owing as of the Closing Date (including any deposits). With respect to each item of Indebtedness, none of the Target Entities is in default, no payments are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default by any of the Target Entities under any item of Indebtedness. None of the Target Entities has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. The consummation of the transactions contemplated by this Agreement will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or other terms of any item of Indebtedness. None of the Target Entities is a guarantor or otherwise liable for any Liability (including Indebtedness) of any other Person.
          (x) Environmental, Health, and Safety Matters. Each of the Target Entities has complied, and is in compliance, with all applicable Environmental, Health, and Safety Requirements and has obtained and as in compliance with all permits, licenses and other authorizations that are required pursuant to applicable Environmental, Health, and Safety Requirements for the occupation of the Target Entities’ facilities and the operation of the Target Entities’ business. None of the Target Entities has received any written or oral notice, report or other information, and to the Target Entities’ Knowledge, there are no claims threatened against any of the Target Entities, regarding any actual or alleged violation of Environmental, Health, and Safety Requirements or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of the Target Entities or their respective facilities arising under any Environmental, Health, and Safety Requirements. Sellers and the Target Entities have furnished to Buyer all environmental audits, reports and other material environmental documents relating to the Target Entities’ past or current properties, facilities or operations that are in the Target Entities’ possession or under the Target Entities’ reasonable control. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.
          (y) Certain Business Relationships with the Target Entities. None of Sellers, their respective Affiliates, directors, officers, employees, shareholders and any individual related by blood, marriage or adoption and any of the Target Entities’ directors, officers, employees and stockholders have been involved in any business arrangement or relationship with any of the Target Entities within the past 5 years or is a party to any outstanding agreement, contract, commitment or transaction with any of the Target Entities (in each case, other than pursuant to any employment contract or severance agreement disclosed in Section 3.2(u)(ii) of the Disclosure Schedule and, in the case of Sellers, excluding the Organizational Documents of any of the Target Entities), and none of Sellers, their respective Affiliates, directors, officers, employees and shareholders and any individual related by blood, marriage or adoption and any of the Target Entities’ directors, officers, employees and stockholders owns or has any interest in any asset, tangible or intangible, that is used in the business of each of the Target Entities.
          (z) Carriers, Customers and Publishers.
               (i) Section 3.2(z)(i) of the Disclosure Schedule lists all of the Carriers and Customers (on a consolidated basis) for the December 31, 2009 fiscal year end and sets forth opposite the name of each such Carrier and Customer the percentage of consolidated net revenue attributable to such Carrier or Customer. Section 3.2(z)(i) of the Disclosure Schedule also lists any additional current Carriers and Customers that each of the Target Entities anticipates shall be among the 20 largest Carriers and Customers for the current fiscal year. There are no disputes, actions, suits, claims or proceedings pending or, to the Target Entities’ Knowledge, threatened by any such Carrier or Customer. Since January 1, 2010, no Carrier or Customer listed on Section 3.2(z)(i) of the Disclosure Schedule has indicated that it may stop, or materially decrease the rate of, buying products or services from any of the Target Entities (whether as a result of the consummation of the transactions contemplated hereby or otherwise), and no Carrier has notified any of the Target Entities that any insurance program in place with such Carrier has been or is intended to be cancelled or non-renewed by Carrier or that such Carrier intends to restrict any of the Target Entities’ authority as such Carrier’s appointed insurance agency. The cessation of any of the Target Entities’ agency business (including the cessation of selling insurance policies) will not result in (1) a breach of, (2) a loss of a benefit or right under, (3) the right to terminate or modify, (4) the obligation to provide notice or obtain consent, or (5) the imposition of any Lien on any of the Target Entities’ assets, in each case, under any Carrier Contract.
               (ii) Section 3.2(z)(ii) of the Disclosure Schedule lists all of the Publishers for the December 31, 2009 fiscal year end and sets forth opposite the name of each such Publisher the amount of payments made to such Publisher. Section 3.2(z)(ii) of the Disclosure Schedule also lists any additional current Publishers that any of the Target Entities anticipates shall be among the 20 largest Publishers for the current fiscal year. There are no disputes, actions, suits, claims or proceedings pending or, to the Target Entities’ Knowledge, threatened by any such Publisher. Since June 1, 2010, no Publisher listed on Schedule 3.2(z)(ii) has indicated that it may stop, or materially decrease the services or products it provides to any of the Target Entities.

               (iii) Section 3.2(z)(iii) of the Disclosure Schedule contains a complete and accurate list which shows with respect to each Carrier: (1) the names of the Target Entities which are appointed as the Carrier’s insurance agency, including the states in which such appointments apply, (2) the names of the licensed insurance agents employed by the Target Entities who are appointed as agents to each Carrier, including the states in which such appointments apply, and (3) whether it has granted the Target Entities the right to display such Carrier’s logos on the Target Sites.
          (aa) Data Privacy.
               (i) The collection, use, transfer, import, export, storage, protection, disposal, and disclosure by any of the Target Entities and, to the Target Entities’ Knowledge, by its Carriers and Customers, of personally identifiable information, or other information relating to Persons protected by Law, has not violated and, if performed after Closing in substantially the same manner as performed immediately prior to Closing, will not violate any published Privacy Statement or any applicable Law relating to data collection, use, privacy, storage or protection (collectively, “Data Laws”). The transactions contemplated by this Agreement will not result in the violation of any Data Laws or any Privacy Statement. Each of the Target Entities has, at all times, taken reasonable measures to protect and maintain the confidential nature of the personal information provided to the Target Entities by individuals, in accordance with the terms of any published Privacy Statement and all Data Laws.
               (ii) (A) There is no complaint, audit, proceeding, investigation or claim against or, to the Knowledge of any of Sellers and the directors and officers (and employees with responsibility for data privacy matters) of the Target Entities, threatened against, the Target Entities by any Governmental Authority, or by any Person respecting the collection, use, transfer, import, export, storage, protection, disposal or disclosure of personal information of any Person in connection with the Target Entities’ business, and (B) there have been no security breaches compromising the confidentiality or integrity of such personal information.
          (bb) Business Practices. None of the Target Entities or any Person acting on behalf of any of the Target Entities has ever paid or delivered, or promised to pay or deliver, directly or indirectly through any other Person, any monies or anything else of value to any government official or employee of any political party, for the purpose of illegally or improperly inducing or rewarding any action by such official favorable to the Target Entities.
          (cc) Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized and/or software systems and any other networks or systems and related services that are used by or relied on by the Target Entities in the conduct of their businesses (collectively, the “Systems”) have experienced bugs, failures, breakdowns or continued substandard performance in the past 2 years that has caused any material disruption or interruption in or to the use of any such Systems by the Target Entities. Each of the Target Entities is covered by business interruption insurance in scope and amount customary and reasonably to ensure the ongoing business operations of the Target Entities’ business.

          (dd) Disclosure. No representations and warranties made by the Target Entities in this Agreement (including the exhibits and schedules attached hereto) and any other Transaction Document, and no statements made by Sellers to Buyer, contained any untrue statement of a fact or omitted to state any fact necessary in order to make the statements and information contained herein and therein or otherwise not misleading. Sellers have disclosed to Buyer all material facts relating to the Target Entities and the transactions contemplated by this Agreement.
          (ee) Accuracy of Data. The reports included in Section 3.2(ee) of the Disclosure Schedule were accurate and complete in all material respects at the time generated.
          (ff) Commissions. Section 3.2(ff) of the Disclosure Schedule contains a schedule setting forth each of the following: (1) all policies sold or brokered by any of the Target Entities or any of their respective Affiliates which are outstanding as of the Closing Date, (2) the dates in which such policies were sold or brokered, (3) the Carriers who insure such policies, (4) whether such policies represent new or renewal business, and (5) the commissions payable on such policies. The quality of the policies set forth in Section 3.2(ff) of the Disclosure Schedule is reasonably consistent with historical quality standards of policies sold or brokered by the Target Entities and their respective Affiliates. The information set forth in Section 3.2(ff) of the Disclosure Schedule was accurate and complete in all material respects at the times generated. Neither the execution and the delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, will result in any loss of the Target Entities’ rights to any Commissions under any Carrier Agreement or pursuant to applicable Law.
          (gg) Bank and Credit Card Accounts. Section 3.2(gg) of the Disclosure Schedule contains a schedule setting forth (1) each of the following with respect to each bank account held by any of the Target Entities or any of the Sellers on behalf of the Target Entities: the name of the bank, the name on the account, the account number, the signatories, and the balance as of two (2) days prior to the Closing, and (2) each of the following with respect to each credit card account held by any of the Target Entities or any of the Sellers on behalf of the Target Entities: the name of the issuer, the name on the account, the account number, the authorized users, and the balance as of two (2) days prior to the Closing.
          (hh) Yellow Pages. The summaries with respect to Target’s relationship and agreements with Yellow Pages included in Section 3.2(hh) of the Disclosure Schedule are accurate and complete as of the Closing Date.
ARTICLE IV
Buyer’s Representations and Warranties
     Buyer represents and warrants to Sellers that the statements contained in this Article IV are true, correct and complete at and as of the Closing Date.
     4.1. Organization of Buyer. Buyer is a corporation validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority necessary to enable it to own and operate its properties and to conduct its business as now being conducted.
     4.2. Authorization of Transaction. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other Transaction Documents to which Buyer is a party have been duly authorized by Buyer.
     4.3. Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any Law to which Buyer is subject or any provision of its Organizational Documents as currently in effect or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.
     4.4. Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, agent or investment bank with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.
     4.5. Sufficient Funds. Buyer has and will have available to it sufficient funds to meet its obligations under Section 2.2 of this Agreement at Closing and Section 2.4 following the Closing, if applicable.
ARTICLE V
Additional Covenants and Agreements
     5.1. Further Actions. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement and the other Transaction Documents or to effect the transactions contemplated hereby or thereby, each of the parties will take such further actions (including (a) the execution and delivery of such further instruments and documents, (b) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities, (c) the making of all necessary registrations, declarations and filings with the Governmental Authorities or any other Person, and (d) the taking of such reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority) as expeditiously as reasonably possible as any other party may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VII or Section 8.1 below or the requested activity is within the scope of the other party’s covenants under this Agreement or the other Transaction Documents). Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target Entities.
     5.2. Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any challenge to this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the Target Entities, each of the other parties will cooperate with him, her or it and his, her or its counsel in such contest or defense, make available his, her or its personnel, and provide such testimony and access to his, her or its books and records as shall be necessary in connection with such contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VII or Section 8.1 below).
     5.3. Transition. None of Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, Carrier, Customer, Publisher, Advertiser, vendor, sales representative, or other business associate of any of the Target Entities from maintaining the same business relationships with any of the Target Entities after the Closing as it maintained with the Target Entities prior to the Closing. Each of Sellers will refer all inquiries relating to the business of the Target Entities to Buyer from and after the Closing. Following the Closing, the Sellers will promptly deliver to Buyer all logins and passwords of the Target Entities and a copy of the database file with respect to the Target Sites.
     5.4. Confidentiality. Each Seller agrees that the terms and conditions and existence of this Agreement, and, after the Closing, all Confidential Information, shall be kept confidential and that no reference to the terms, conditions or existence of this Agreement or to the activities pertaining thereto or concerning the business or affairs of the Target Entities after the Closing may be made by any Seller without the prior written consent of Buyer, except and only to the extent (i) as required by any Governmental Authority having jurisdiction, (ii) as otherwise required by applicable Law, (iii) to its legal counsel or (iv) that are made public by Buyer as part of any public filing or announcement. In the event that any Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or her best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller. Each Seller shall refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his or her possession. Each of the Target Entities and Sellers acknowledge that Buyer’s confidentiality obligations relating to the Target Entities under the Mutual Non-Disclosure Agreement, dated as of December 10, 2009, between Buyer and Target, are hereby terminated as of the Closing Date.
     5.5. Covenant Not to Compete and Not to Solicit(a). For a period of four years from and after the Closing Date (the “Restrictive Period”), none of Sellers and their respective Affiliates will engage directly or indirectly in Competition worldwide. A Person shall be deemed to have engaged in “Competition” if such Person, directly or indirectly, in each case, solely with respect to the insurance space: (a) builds, markets or operates any internet or world wide web property that could be reasonably assumed to compete directly with the Target Entities, anywhere in the world or on the internet or world wide web, (b) builds, markets or operates any click or lead generation business anywhere in the world or on the internet or world wide web, (c) operates any pay per click bidding under the same name or password or account identifier after the Closing Date that is the same as any such account used in conjunction with any portion of the Target Entities’ business on or before the Closing Date, or (d) collects and resells policyholder data; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage, solely by reason, thereof in its business. Sellers hereby acknowledge and agree that the geographic scope, market and duration of the foregoing non-compete covenant is fair and reasonable in light of the nature and scope of the Target Entities’ business.
          (b) During the Restrictive Period, none of Sellers and their Affiliates shall directly or indirectly (i) take any action to solicit any employee, contractor or consultant of the Target Entities as of the Closing Date to terminate its employment or contractor or consulting relationship, as applicable, with the Target Entities, (ii) take any action to solicit any of the Carriers, Customers, Publishers, or vendors of the Target Entities as of the Closing Date to terminate their relationship with the Target Entities or (iii) take any other action that is reasonably likely to cause injury to the relationship between any of the Target Entities, on the one hand, and its employees, contractors, consultants, Carriers, Customers, Publishers and vendors, on the other hand.
          (c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.5 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          (d) Sellers and Buyer agree that in the event of a breach of this Section 5.5, it would be impractical or extremely difficult to fix the actual damages to Buyer and/or any of the Target Entities (or their respective successors or assigns).
     5.6. Employee Matters. At the Closing, Buyer will make offers of at-will employment, including retention bonuses or severance payments, to certain employees of Target. The employees of Target who accept an offer of employment from Buyer are hereinafter referred to as “Transferred Employees.” Nothing contained in this Agreement shall confer upon any Transferred Employee or former employee of Target or any beneficiary or dependent of a Transferred Employee or any such former employee, any right with respect to employment with or benefits of Buyer. Sellers shall assist Buyer to ensure a smooth transition of employment with respect to the Transferred Employees and such other employees whose employment will be terminated in connection with the transactions contemplated hereby.
ARTICLE VI
Closing Deliverables
     6.1. Sellers’ Closing Deliverables. Sellers shall deliver the following documents or perform the following actions at or prior to the Closing:
          (a) Source Code. Provide access to or deliver a fully zipped up set of source code for the Target Sites.
          (b) Intentionally Omitted.
          (c) Transfer of Accounts. Upon Buyer’s request, arrange the transfer to Buyer of ownership and management of, full access to and ability to utilize and control, all existing accounts with service providers required to operate and send traffic to the Website, including, but not limited to, registrars accounts, hosting accounts and Pay Per Click campaigns sending traffic to the Website and the transfer of billing and contact information and all login and password information related to such accounts.
          (d) PPC Campaigns. Remove any campaigns utilizing the PPC bidding accounts that are not related to the Target Sites.
          (e) Share Certificates. Original share certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) and affidavits with respect to non-issued certificates of Shares;
          (f) General Releases and Assignments. General releases and assignments in the form of Exhibit B executed by each Seller;
          (g) Third Party and Governmental Consents. All (i) authorizations, consents, and approvals of all Governmental Authorities referred to in Sections 3.1(b) and 3.2(e) above, (ii) Lease Consents, and (iii) spousal consents duly executed by each Seller’s spouse or registered domestic partner, if any, in the form attached hereto as Exhibit C;

          (h) Director and Officer Resignations. Written resignations, effective as of the Closing, of each director and officer of each of the Target Entities, other than those officers whom Buyer shall have specified in writing at least five Business Days prior to the Closing Date;
          (i) Bank Signatories. Written resignations, effective as of the Closing, of Target’s bank account signatories and appointment of such signatories as designated by Buyer;
          (j) Consulting services agreements. Executed counterparts by Lloyd (Jon) Register IV, David Fitzgerald and Randy Horowitz of a consulting services agreement in substantially the form of Exhibit D;
          (k) Target’s Transaction Expenses. A Target Expenses certificate delivered to Buyer as of the Closing Date;
          (l) Legal Opinion. A legal opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Buyer and on which Buyer’s legal counsel shall be entitled to rely, and dated as of the Closing Date;
          (m) FIRPTA Affidavit. A non-foreign affidavit dated as of the Closing Date from each Seller, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that such Seller is not a “Foreign Person” as defined in Code Section 1445;
          (n) Affiliate Loans Repaid. Evidence that any outstanding loans to officers, directors, stockholders and/or employees of any of the Target Entities or any Affiliate of any Seller have been repaid in full, including accrued interest;
          (o) Certified Formation Documents. Copies of the certificate of incorporation of each of the Target Entities, certified on or shortly before the Closing Date by the Secretary of State of the State of incorporation of each such Target Entity;
          (p) Good Standing Certificates — Corporation. Copies of the certificate of good standing of Target, issued no more than one week before the Closing Date by the Secretary of State of the States of Florida, California and New York, and issued no more than three months before the Closing Date by the Secretary of State (or comparable officer) of each other jurisdiction in which Target is qualified to do business; copies of the certificate of good standing of each of the Target Entities (other than Target) issued no more than one week before the Closing Date by the Secretary of State of the State of incorporation of each such Target Entity;
          (q) Secretary’s Certificate of Target. A certificate of the secretary or an assistant secretary of Target, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) the terms and effectiveness of the Organizational Documents and the good standing of Target; (ii) the valid adoption of resolutions of the board of directors of Target authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iii) execution of this Agreement by all Sellers; and

          (r) Direct General Release. An executed counterpart by Direct General of a general release relating to the termination of the DG Documents and the corresponding release of all of Direct General’s claims relating thereunder.
     6.2. Buyer’s Closing Deliverables. Buyer shall deliver the following documents or perform the following actions at or prior to the Closing:
          (a) Purchase Price. Deliver the Purchase Price to the Payment Agent, on behalf of the Sellers, as contemplated by Section 2.2.
          (b) DG Liability Amount. Deliver the DG Liability Amount to Direct General as contemplated by Section 2.2.
ARTICLE VII
Remedies for Breaches of This Agreement
     7.1. Survival. All of the representations and warranties of the parties contained in this Agreement (other than the Specified Representations) shall survive the Closing hereunder and continue in full force and effect thereafter (subject to any applicable statutes of limitations) for a period of four (4) years. The Specified Representations shall remain in full force and effect and shall survive until the later of the longest applicable statute of limitations with regard to third-party claims pertaining to the matters covered thereby and the fifth anniversary of the Closing Date. The covenants and obligations under this Agreement and the other Transactional Agreements shall remain in full force and effect and shall not expire, except as may otherwise be provided specifically in the other Transactional Agreements.
     7.2. Indemnification Provisions for Buyer’s Benefit. Each of Sellers (the “Seller Indemnifying Parties”) shall jointly and severally indemnify, defend and hold harmless the Target Entities, Buyer and each Affiliate of Buyer and the Target Entities and their respective employees, directors, managers, officers, representatives and stockholders (excluding Sellers) (collectively, the “Buyer Indemnified Parties”) from and against the entirety of any Damages any Buyer Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by (i) any breach (or in the event any third party alleges facts that, if true, would mean any of the Target Entities or any Seller has breached) or inaccuracy of any of the Target Entities’ or any Seller’s representations, warranties or covenants contained herein (other than the covenants in Section 2.1 above and the representations and warranties in Section 3.1 above) or in any other Transaction Document or in any schedule, exhibit, certificate or agreement delivered pursuant hereto or thereto, (ii) any Target Expenses not deducted from the Purchase Price that is paid by Buyer, (iii) any additional payment owed to Direct General arising out of the Direct General Documents that was not included in the DG Liability Amount and (iv) the matters described on Schedule 7.2; provided that Buyer makes a written claim for indemnification against any Seller pursuant to Section 7.4 below.
          (b) In the event any Seller breaches (or in the event any third party alleges facts that, if true, would mean any Seller breached) any of his covenants in Section 2.1 above or any Seller breaches or there is an inaccuracy in any of his representations and warranties in Section 3.1 above, and provided that Buyer makes a written claim for indemnification against such a Seller pursuant to Section 7.4 below, then such Seller shall individually indemnify, defend and hold harmless the Buyer Indemnified Parties from and against the entirety of any Damages any Buyer Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the breach (or the alleged breach).
          (c) The representations, warranties, covenants and obligations of Sellers and the rights and remedies that may be exercised by any Buyer Indemnified Party shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any Knowledge of, any Buyer Indemnified Party or their respective Affiliates or representatives.
     7.3. Indemnification Provisions for Sellers’ Benefit.
          (a) Buyer (the “Buyer Indemnifying Parties”) shall indemnify, defend and hold harmless Seller and its respective employees, directors, managers, officers, representatives, and stockholders (collectively, the “Seller Indemnified Parties”) from and against the entirety of any Damages any Seller Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by any breach (or in the event any third party alleges facts that, if true, would mean Buyer has breached) or inaccuracy of any of Buyer’s representations, warranties or covenants contained herein or in any other Transaction Document or in any schedule, exhibit, certificate or agreement delivered pursuant hereto or thereto, provided that Sellers make a written claim for indemnification against Buyer pursuant to Section 7.4 below.
          (b) The representations, warranties, covenants and obligations of Buyer and the rights and remedies that may be exercised by any Seller Indemnified Party shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any Knowledge of, any Seller Indemnified Party or their respective Affiliates or representatives.
     7.4. Claims for Indemnification; Matters Involving Third Parties(a). Claims for Indemnity. Except as set forth in Section 7.4(b) below, claims for indemnity by any Buyer Indemnified Party or Seller Indemnified Party (an “Indemnified Party”) pursuant to this Article VII or Section 8.1 below (with respect to Buyer Indemnified Parties only) shall be made by delivery of an Officer’s Certificate (as defined below) to the Seller Indemnifying Party or the Buyer Indemnifying Party, as applicable (an “Indemnifying Party”); provided, however, that no delay on the part of any Indemnified Party in notifying an Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party are thereby prejudiced. For purposes of this Section 7.4, “Officer’s Certificate” shall mean a certificate signed by any officer of Buyer or a certificate signed by an authorized agent of Sellers, as applicable: (i) stating that an Indemnified Party has become aware of a matter that may give rise to an indemnifiable claim or has suffered, accrued or incurred any Damages or anticipates that it may suffer, accrue or incur any Damages and (ii) specifying the facts pertinent to such indemnification claim and the individual items of losses, costs and other Damages so stated and, in the case of potential Damages, the basis for such potential Damages.
               (i) The Indemnifying Party may make a written objection (an “Objection Notice”) to any claim for indemnification stating the basis for such objection in reasonable detail to permit the Indemnified Party to evaluate such objection. Such Objection Notice shall be delivered to the Indemnified Party within 30 days after delivery of the Officer’s Certificate to the Indemnifying Party.
               (ii) If the Indemnifying Party fails to timely deliver an Objection Notice in accordance with Section 7.4(a)(i) above, such failure to object shall be deemed an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Parties are entitled to the full amount of the claim for Damages arising from the indemnification claim as set forth in such Officer’s Certificate, and upon expiration of the 30-day period for delivery of the Objection Notice, (x) if Buyer is the Indemnified Party, Sellers shall be liable for and shall wire the amount equal to such Damages suffered by such Buyer Indemnified Parties to the Buyer Indemnified Parties and (y) if Sellers are the Indemnified Parties, Buyer shall be liable for and shall wire the amount equal to such Damages suffered by such Seller Indemnified Parties to the Payment Agent.
               (iii) Sellers and the Buyer shall attempt in good faith to resolve any claim for indemnification to which an Objection Notice is made. If Sellers and Buyer are unable to resolve a claim for indemnification to which an Objection Notice has been timely delivered in accordance with Section 7.4(a)(i) above within 30 days after delivery thereof, Sellers or Buyer may pursue any other right or remedy provided in this Agreement or as otherwise allowed by law or equity.
               (iv) Entry of a non-appealable order by a court of competent jurisdiction as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding and conclusive upon the parties to this Agreement.
          (b) Third Party Claims. If any third party notifies any Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any Indemnifying Party under this Article VII or Section 8.1 below (with respect to Buyer Indemnified Parties only), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.
               (i) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of his, her or its choice reasonably satisfactory to such Indemnified Party so long as (A) the Indemnifying Party notifies such Indemnified Party in writing within 30 days after such Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify such Indemnified Party from and against the entirety of any Damages such Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to such Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a legal precedent or precedential custom or practice materially adverse to the continuing business interests or the reputation of such Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.
               (ii) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 7.4(b)(i) above, (A) the Indemnified Party may retain separate co-counsel at his, her or its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).
               (iii) In the event any of the conditions in Section 7.4(b)(i) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, she or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim to the fullest extent provided in this Article VII.
     7.5. Adjustment to Purchase Price. Any indemnification payment under this Article VII or Section 8.1 shall be deemed adjustments to the Purchase Price when made by Buyer Indemnified Parties.
     7.6. Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy (including any such remedy arising under Environmental, Health, and Safety Requirements) any party may have with respect to the Target Entities or the transactions contemplated by this Agreement. The parties may pursue any such rights or remedies singly, together or successively, and exercise of any such right or remedy shall not be deemed an election of remedies, nor shall the failure to exercise any right or remedy be deemed a waiver of any existing or subsequent right or remedy. Each Seller hereby agrees that he or she will not make any claim for indemnification against the Target Entities by reason of the fact that he or she was a director, officer, employee or agent of any of the Target Entities or was serving at the request of any of the Target Entities as a partner, trustee, director, manager, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by Buyer against such Seller (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable Law or otherwise).

ARTICLE VIII
Tax Matters
     The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:
     8.1. Tax Indemnification. Each Seller shall jointly and severally indemnify and defend the Target Entities, Buyer, and each Affiliate of Buyer and the Target Entities and hold them harmless from and against any loss, claim, Liability, expense, penalty or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Target Entities for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Target Entities (or any predecessor of any of the Target Entities) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Law, (iii) any and all Taxes of any person (other than the Target Entities) imposed on any of the Target Entities as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and (iv) any Tax imposed on any of the Target Entities as a result of the transactions contemplated by this Agreement, including, without limitation, Taxes resulting from the application of Section 1374 of the Code (or any similar state or locate Tax Law) in connection with the deemed sale of assets caused by the Section 338(h)(10) Election. Sellers shall reimburse Buyer for any Taxes of any of the Target Entities that are the responsibility of Sellers pursuant to this Section 8.1 within 15 Business Days after payment of such Taxes by Buyer or Buyer’s written request therefor. For the avoidance of doubt, the Seller’s obligations pursuant to this Article VIII shall not be subject to any limitations on indemnification that may be contained in Article VII.
     8.2. Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Target Entities for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Target Entities for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
     8.3. Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Entities that are filed after the Closing Date other than income tax returns of the Target Entities for periods ending on or before the Closing Date, which shall be the responsibility of Sellers. As soon as practicable following Buyer’s preparation of any Tax Return related to a Tax period ending on or before the Closing Date (including the portion of any Straddle Period ending on the close of business on the Closing Date), and in no event later than fifteen (15) days prior to the filing of such Tax Return, Buyer shall deliver to the Sellers a copy of any such Tax Return for review and comment (which comments shall be considered in good faith by Sellers) and written notice of the amount of the Tax shown thereon that is the obligation of Sellers. As soon as practicable following Sellers’

preparation of any income Tax Return of the Target Entities for Tax periods ending on or before the Closing Date, and in no event later than fifteen (15) days prior to the filing of such Tax Return, Sellers shall deliver to Buyer a copy of any such Tax Return for review and comment, which comments shall be considered in good faith by the Buyer.
     8.4. Cooperation on Tax Matters. Buyer, the Target Entities and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article VIII and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Target Entities and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Target Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Target Entities or Sellers, as the case may be, shall allow the other party to take possession of copies of such books and records.
          (a) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
          (b) Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043, Code Section 6043A or Treasury Regulations promulgated thereunder.
     8.5. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
     8.6. Section 338(h)(10) Election.
          (a) Upon Buyer’s request, the Sellers will join with Buyer in making an election under Code Section 338(h)(10) (and any corresponding elections under Law) with respect to the purchase and sale of the Shares hereunder (a “Section 338(h)(10) Election”). Sellers will include all income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns and shall pay on behalf of the Target Entities any Tax imposed on the Target Entities attributable to the making of the Section 338(h)(10) Election, including, but not limited to, (i) any Tax imposed under Code Section 1374, or (ii) any state, local or foreign Tax imposed on the Target Entities (other than state or local transfer Taxes) resulting from the Section 338(h)(10) Election.
          (b) Buyer shall be responsible for, and control, the preparation and filing of the Section 338(h)(10) Election. The Sellers shall execute and deliver to Buyer at the Closing (and thereafter as requested by Buyer) such documents or forms (including Section 338 Forms, as defined below) as Buyer shall request or as are required by applicable Law to make effective the Section 338(h)(10) Election. “Section 338 Forms” shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, local or foreign Taxing authority in connection with a Section 338(h)(10) Election, including, without limitation, any “statement of Section 338 Election” and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations.
          (c) If Buyer elects to make a Section 338(h)(10) Election, the parties will allocate the aggregate purchase consideration paid to Sellers among the assets of the Target Entities according to the allocation prepared by Buyer as soon as reasonably practicable after the Closing. Each of Buyer, Sellers, and the Target Entities agrees (a) to act in accordance with such allocation schedule in the preparation of financial statements and filing of all Tax Returns (including IRS Form 8594), (b) not to voluntarily take any position inconsistent therewith in the course of any Tax proceeding, unless required to do so by applicable Law, and (c) to provide the other promptly with any other information required to timely file IRS Form 8594.
     8.7. Tax Claims. After the Closing, each of Buyer and Sellers shall promptly notify each of the other parties in writing upon receipt of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim relating to Taxes (“Tax Claim”) for which the Sellers could be liable pursuant to this Agreement. Buyer will control the defense of all Tax Claims, provided that Sellers may elect, at their own expense, to have competent and reputable counsel satisfactory to Buyer to participate in such defense by providing written notice to Buyer. This Section 8.7 shall govern the parties’ handling of Tax Claims in lieu of Section 7.4(b).
     8.8. Treatment of Payments. For the avoidance of doubt, all indemnification and similar payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, and each party will report such payments consistently with such treatment for all Tax purposes.
ARTICLE IX
Miscellaneous
     9.1. Nature of Sellers’ Obligations.
          (a) The covenants of each Seller in Section 2.1 above concerning the sale of his Shares to Buyer and the representations and warranties of each Seller in Section 3.1 above concerning the transaction are individual, and not joint and several, obligations. This means that the particular Seller making the representation, warranty or covenant shall be solely responsible to the extent provided in Section 7.2(b) above for any Damages any Buyer Indemnified Party may suffer as a result of any breach thereof.
          (b) The remainder of the representations, warranties and covenants in this Agreement are joint and several obligations. This means that each Seller shall be responsible to the extent provided in Sections 7.2(a) and 8.1 above for the entirety of any Damages any Buyer Indemnified Party may suffer as a result of any breach thereof.
     9.2. Press Releases and Public Announcements. None of the Sellers shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer; provided, however, that any of the Sellers may make any public disclosure it believes in good faith is required by applicable Law (in which case the Seller will use its best efforts to advise Buyer prior to making the disclosure).
     9.3. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except that the Indemnified Parties shall be entitled to the rights and remedies under Article VII and the Buyer Indemnified Parties shall also be entitled to the rights and remedies under Section 8.1.
     9.4. Entire Agreement; Amendment and Waivers. This Agreement (including the exhibits and schedules attached hereto and the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, the Target Entities and Sellers. No waiver by any party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.
     9.5. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his, her or its rights, interests or obligations hereunder without the prior written approval of the other parties hereto; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder); and (iii) assign this Agreement in connection with a change of control or sale of all or substantially all of its assets.
     9.6. Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     9.7. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.8. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and deemed duly given (i) when delivered personally to the recipient, (ii) one Business Day after being sent by reputable overnight courier service (charges prepaid), (iii) one Business Day after being sent by facsimile transmission or electronic mail, or (iv) four Business Days after being mailed by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
If to Sellers:
To the recipients and the
corresponding addresses set
forth in Schedule 9.8.
Copies to:
Infantino & Berman
180 S. Knowles Avenue, Suite 7
P.O. Drawer 30
Winter Park, FL 32790-0030
Attn: Jed Berman
Whitley and Company
601 N. Ferncreek Avenue, #200
Orlando, FL 32803
Attn: Larry Whitley
If to Buyer:
QuinStreet, Inc.
950 Tower Lane, 6th floor
Foster City, CA 94404
Attn: General Counsel
Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
     9.9. Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located in New Castle County, Delaware and any federal court located in the District of Delaware in connection with any matter based upon or arising out of this Agreement or the matters or agreements contemplated herein, and agrees that process may be served upon such party in any manner authorized by the Laws of the State of Delaware for such person and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party agrees not to commence any legal proceedings related hereto except in such courts referenced in this Section 9.9.
     9.10. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT HE, SHE OR IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND COVENANTS IN THIS SECTION 9.10.
     9.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     9.12. Expenses. Sellers will be solely responsible for the costs, fees and expenses incurred by the Target Entities and/or Sellers (including costs, fees and expenses of the Target Entities’ brokers, bankers, attorneys and employees, such as bonuses related to the sale of the Shares) in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement (“Target Expenses”), and Buyer will be solely responsible for the costs, fees and expenses incurred by Buyer in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement. If, notwithstanding the foregoing, any such Target Expenses were paid or are payable by the Target Entities or Buyer, Buyer shall deduct the aggregate amount of such Target Expenses from the Purchase Price for any amounts paid prior to Closing and shall seek indemnification pursuant to this Agreement for any amounts paid after Closing.
     9.13. Payment Agent.
          (a) Sellers hereby irrevocably nominate, constitute and appoint Infantino and Berman, Attorneys at Law as the agent and true and lawful attorney in fact of Sellers (the “Payment Agent”), with full power of substitution, to act in the name, place and stead of Sellers for purposes of receiving and making payment and executing any documents and taking any actions relating thereto that the Payment Agent may, in his/her/its sole discretion, determine to be necessary, desirable or appropriate in connection with Sections 2.2, 2.4, 7.4(a)(ii) and this Section 9.13 (the “Payment Agent Sections”). Sellers represent and warrant that the Payment Agent has accepted his/her/its appointment as Payment Agent.
          (b) Sellers hereby grant to the Payment Agent full authority to receive, execute, deliver, acknowledge, certify and file on behalf of Sellers (in the name of any or all of Sellers or otherwise) any and all funds and documents that the Payment Agent may, in his/her/its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Payment Agent may, in his/her/its sole discretion, determine to be appropriate. Notwithstanding anything to the contrary contained in this Agreement: Buyer shall be entitled to deal exclusively with the Payment Agent on all matters relating to the Payment Agent Sections.
          (c) Sellers recognize and intend that the power of attorney granted in Section 9.13(a) is coupled with an interest and is irrevocable, may be delegated by the Payment Agent, and shall survive the death or incapacity of each Seller.
          (d) The Payment Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, facsimile, telex or other document that is believed by him/her/it to be genuine and to have been telexed, telegraphed, faxed or cabled by a Seller or to have been signed and presented by a Seller.
          (e) If the Payment Agent shall die, become disabled or otherwise be unable to fulfill his/her/its responsibilities hereunder, Sellers shall, within ten days after such death or disability, appoint a successor to the Payment Agent and immediately thereafter notify Buyer of the identity of such successor. Any such successor shall succeed the Payment Agent as Payment Agent hereunder. If for any reason there is no Payment Agent at any time, all references herein to the Payment Agent shall be deemed to refer to Sellers.
          (f) All expenses incurred by the Payment Agent in connection with the performance of his/her/its duties as Payment Agent shall be borne and paid by Sellers.
     9.14. Construction. Each party has been represented by counsel during the negotiation and execution of this Agreement and, therefore, the parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not any particular provision of this Agreement. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.
     9.15. Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     9.16. Specific Performance. Each party acknowledges and agrees that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such party may be entitled, at law or in equity. In particular, the parties acknowledge that the business of the Target Entities is unique and recognize and affirm that in the event Sellers breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.
*      *      *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER: QUINSTREET, INC.
By:	/s/ Tim Stevens
Title: Senior Vice President

TARGET ENTITIES: CAR INSURANCE.COM, INC.
By:	/s/ Lloyd (Jon) Register IV
Title: President

CAR INSURANCE AGENCY, INC.
By:	/s/ Lloyd (Jon) Register IV
Title: President

CAR INSURANCE HOLDINGS, INC.
By:	/s/ Lloyd (Jon) Register IV
Title: President

CARINSURANCE.COM, INC.
By:	/s/ Lloyd (Jon) Register IV
Title: President

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SELLERS:
/s/ Lloyd (Jon) Register IV
Lloyd (Jon) Register IV

/s/ Lloyd Register III
Lloyd Register III

/s/ David Fitzgerald
David Fitzgerald

/s/ Timothy Register
Timothy Register

/s/ Randy Horowitz
Randy Horowitz

/s/ Erick Pace
Erick Pace

PAYMENT AGENT, with respect to the Payment Agent Sections:
/s/ Thomas Infantino

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